FOR IMMEDIATE RELEASE – Dcember 23, 2009                                                      Contact:
Lyn Hittle
CFO
919.687.7800, ext 547
Lyn.Hittle@mfbonline.com

M&F Bancorp, Inc. Declares Dividend for the 4th Quarter

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP) a bank holding company headquartered in Durham, NC, today announced that its Board of Directors approved a quarterly dividend of two and one half cents ($0.025) per share for the quarter ended December 31, 2009. Each shareholder of record as of the close of business on January 4, 2010 is entitled to receive $0.025 for each share of common stock held at the close of business on this date. The payment date is Monday, January 11, 2010.

James A. Stewart, Chairman of the Board, stated “with the 101 year old legacy of serving several of the largest communities in North Carolina, The Board of Directors of Mechanics and Farmers Bank ("M&F Bank) recognizes the vital role M&F has played in supporting businesses and community-oriented services, as well as providing funding to families to achieve their goals of home ownership, education, and quality of life.  We will continue to strive to meet those needs while maintaining the safety and security that they have come to expect. We are pleased to continue rewarding our shareholders for their support with this dividend.”

M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $263 million as of September 30, 2009, is the parent company of M&F Bank. M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of only a few NC banks designated by the U.S. Treasury as a Community Development Financial Institution.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.